Exhibit 99.1

FOR IMMEDIATE RELEASE
NOVEMBER 4, 2010

CHESAPEAKE UTILITIES CORPORATION ANNOUNCES
THE APPOINTMENT OF MICHAEL P. McMASTERS AS CHIEF EXECUTIVE OFFICER AND THE RETIREMENT OF JOHN R.
SCHIMKAITIS

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today announced the next step in its planned management transition. Effective January 1, 2011, Michael P. McMasters, the Company’s President and Chief Operating Officer will assume the title and duties of Chief Executive Officer. Mr. McMasters’ appointment follows the announcement of John R. Schimkaitis’ planned retirement, effective January 1, 2011. Mr. Schimkaitis, Vice Chairman of the Board of Directors, announced his retirement as Chief Executive Officer to the Board of Directors yesterday. Mr. Schimkaitis will continue to serve as the Company’s Vice Chairman and a member of the Board of Directors.

In his new role, Mr. McMasters will set the future direction, and oversee all operations, of the Company, including execution of the Company’s strategic plan and implementation of key corporate policies. “Twelve years ago, I began my tenure as CEO of Chesapeake,” said Mr. Schimkaitis. “Over the course of the past decade, we have built a stronger, more diversified company that is well positioned for the future. Thanks to the support of our employees, customers, investors and directors, Chesapeake continues to grow and expand our services well beyond the Delmarva Peninsula. Now is the appropriate time for me to turn over the leadership of the Company to Mike,” added Mr. Schimkaitis.

“Mike has the experience, leadership skills and vision that are essential for the continued success of our businesses,” added Mr. Schimkaitis. “These assets are complemented by his innate understanding of the culture and values that are so important to Chesapeake. As a company, our succession planning has ensured that we are well positioned for the future. We are committed to planned transitions in our management team, and Mike’s accomplishments over the last ten years and more recently as President and Chief Operating Officer, are clear indications to both myself and the Board that now is the right time for Mike to take the helm and lead the Company into the future.”

Mr. McMasters was appointed as President in February of this year and Executive Vice President and Chief Operating Officer in September of 2008. Previously, he served as Chief Financial Officer of the Company since 1997 and as Senior Vice President since 2004. He has also held various other financial positions within the Company over the last thirty years.

“This is a very exciting time at the Company, and I am honored to have the opportunity to build on the success the Company and its employees produced under John’s leadership, executing on a shared vision of growth and creation of value. John has done a great job of leading us over the past twelve years, so we move forward from a position of strength with a fundamentally solid company that has attractive growth potential. We will continue to make the most of our existing businesses while seeking out opportunities to grow our Company and maintaining our financial discipline. Natural gas is becoming more valuable from our customers’ perspective as the price of other energy sources continues to rise.

—more—

The appeal of natural gas, the availability of it domestically and its environmentally friendly nature, continue to create opportunities to profitably expand to serve new markets and to increase our market share in the markets we already serve. I look forward to leading our hard working, dedicated team of employees as they continue to demonstrate their skill in growing our businesses profitably for the benefit of customers and shareholders,” noted Mr. McMasters.

Mr. Schimkaitis was appointed to serve as Vice Chairman in February 2010 and as Chief Executive Officer in January 1999. He served as President of the Company since 1997 and as a director of the Company since 1996. Mr. Schimkaitis previously served as President and Chief Operating Officer of the Company, and prior thereto as Executive Vice President, Senior Vice President, Chief Financial Officer, Vice President, Treasurer, Assistant Treasurer, and Assistant Secretary of the Company. Mr. Schimkaitis has thirty-seven years of experience in the utilities industry, twenty-five years of which were spent in key management roles within Chesapeake.

Mr. Schimkaitis’ leadership of the Company over the last twelve years has produced significant success and growth, with the market capitalization of the Company growing from $95 million in 1999 to its current value of approximately $350 million today. Under his leadership, the Company capitalized on some of the largest growth initiatives in the Company’s history, including the expansion of the Company’s natural gas transmission pipeline throughout the Delmarva Peninsula; the expansion of the Company’s Delaware natural gas distribution system from Kent County into eastern Sussex County; expansion of natural gas distribution service in Florida from three counties into fourteen counties throughout the state; the cultivation and implementation of the Company’s community gas system strategy; and the growth in Peninsula Energy Services Company, Inc. More recently with the acquisition of Florida Public Utilities Company, under John’s leadership, the Company grew its total energy distribution customers by almost 100%, from approximately 100,000 customers to 200,000 customers. The FPU acquisition also significantly expanded the Company’s natural gas footprint in Florida and expanded the Company’s utility portfolio to include electric distribution.

“The Board accepts John’s decision to retire with understanding and enormous gratitude,” said Ralph J. Adkins, Chairman of the Board of Chesapeake. “John has literally transformed the Company as he has led it through a period of tremendous growth and diversification. On behalf of the Board, I would like to recognize and thank John for these and so many other accomplishments.”

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing; electric distribution; propane gas distribution and wholesale marketing; advanced information services and other related services. Information about Chesapeake’s businesses is available on the World Wide Web at www.chpk.com.

# # #

For more information, contact:
Beth W. Cooper
Senior Vice President and Chief Financial Officer
302.734.6799